Energy River Corporation
                            Exhibit 4.1

 Amended and Restated Articles of Incorporation dated June 5, 2002


                          Certificate of
                             Amendment
                (Pursuant to NRS 78.385 and 78.390)

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       Certificate of Amendment to Articles of Incorporation
                  For Nevada Profit Corporations
   (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                       -Remit in Duplicate-

  1.   Name of Corporation: Regency Group Limited

  2. The Articles have been amended as follows (provide article numbers, if available)

          Name  of  company  is  to  be  changed  to  Energy  River
     Corporation.

  3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is Affirmative.

  4.   Signatures (Required):

     /s/Pamela Michie                             Corporate Secretary



* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by vote, in addition to an affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.